EXHIBIT 99.1

NEWS RELEASE
For more information, contact:
Bradley T. Howes
Investor Relations Officer
(248) 312-2000

Flagstar Issues Revised 2012 Results Based on Analysis of Assured Decision

Revised Tier 1 capital ratio of 9.26 percent at December 31, 2012

TROY, Mich., February 8, 2013 -- Flagstar Bancorp, Inc. (NYSE: FBC) (“Flagstar”), the holding company for Flagstar Bank, FSB (the “Bank”), announced today that it has completed an analysis of the financial impact arising from the decision of the United States District Court for the Southern District of New York (the “Court”) in the previously disclosed lawsuit filed by Assured Guaranty Municipal Corp., formerly known as Financial Security Assurance Inc. ("Assured"). This decision was described in a press release issued by Flagstar on February 5, 2013. Flagstar disagrees with the Court's decision and intends to contest the outcome on appeal.

Following the Court’s decision in the Assured case, Flagstar increased, effective as of December 31, 2012, its reserve for pending and threatened litigation, which resulted in a decrease in net income of $161.0 million, or $2.87 per share (diluted), for the fourth quarter 2012. The total amount reserved for pending and threatened litigation, including amounts paid in anticipation of future settlements, was increased to approximately $244.6 million at December 31, 2012. Included in this reserve are amounts for the Court's decision regarding Assured and for the lawsuit that the MBIA Insurance Corporation filed against the Bank on January 11, 2013, along with other pending litigation.

As a result, for the three months ended December 31, 2012, net income applicable to common shareholders decreased to a net loss of $(94.2) million, or $(1.75) per share (diluted), as compared to previously reported net income of $66.8 million, or $1.12 per share (diluted). For the year ended December 31, 2012, net income applicable to common shareholders decreased to $62.7 million, or $0.87 per share (diluted), as compared to previously reported net income of $223.7 million, or $3.74 per share (diluted). At December 31, 2012 the Bank's revised Tier 1 capital ratio was 9.26 percent, as compared to a previously reported ratio of 10.41 percent. Flagstar's deferred tax asset, which is currently fully offset by a valuation allowance, correspondingly increased to approximately $342 million at December 31, 2012.

The revised financial results will be reflected in Flagstar's Annual Report on Form 10-K, and are included in the financial highlights below.

Flagstar Bancorp, Inc.
Consolidated Statements of Financial Condition
(In thousands, except share data)

	As Reported December 31, 2012	As Revised December 31, 2012

Other liabilities	$833,500	$994,500
Total liabilities	12,761,650	12,922,650
Accumulated deficit	(415,498)	(576,498)
Total stockholders' equity	1,320,362	1,159,362

Flagstar Bancorp, Inc.
Consolidated Statements of Operations
(In thousands, except share data)

	For the Three Months Ended		For the Year Ended
	As Reported December 31, 2012	As Revised December 31, 2012	As Reported December 31, 2012	As Revised December 31, 2012

General and administrative	$83,822	$224,822	$239,795	$400,795
Total non-interest expense	236,962	397,962	828,695	989,695
Income (loss) before federal income taxes	72,423	(88,577)	213,731	52,731
Net Income (Loss)	68,188	(92,812)	229,376	68,376
Net income (loss) applicable to common stockholders	66,771	(94,229)	223,718	62,718
Income (loss) per share - basic	$1.13	$(1.75)	$3.77	$0.88
Income (loss) per share - diluted	1.12	(1.75)	3.74	0.87

Flagstar Bancorp, Inc.
Summary of Selected Consolidated Financial and Statistical Data
(In thousands, except share data)

	For the Three Months Ended		For the Year Ended
	As Reported December 31, 2012	As Revised December 31, 2012	As Reported December 31, 2012	As Revised December 31, 2012
Return on average assets	1.78%	(2.51)%	1.52%	0.43%
Return on average equity	20.70%	(29.26)%	18.76%	5.26%
Efficiency ratio (1)	65.9%	110.6%	62.9%	75.1%
Efficiency ratio (credit-adjusted) (1)	56.0%	97.9%	46.8%	57.0%
Equity/assets ratio (average for the period)	8.59%	8.58%	8.10%	8.10%
Average stockholders' equity	$1,290,082	$1,288,332	$1,192,721	$1,192,281

	As Reported December 31, 2012	As Revised December 31, 2012

Equity/assets ratio	9.38%	8.23%
Tier 1 capital ratio (to adjusted total assets)	10.41%	9.26%
Total risk-based capital ratio (to risk-weighted assets)	19.16%	17.18%
Book value per common share	$18.97	$16.12

(1)	See Non-GAAP reconciliation.

Flagstar Bancorp, Inc.
Average Balances, Yields and Rates
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	As Reported December 31, 2012	As Revised December 31, 2012	As Reported December 31, 2012	As Revised December 31, 2012
Average other liabilities	$3,411,883	$3,413,633	$2,747,796	$2,748,236
Average stockholders' equity	1,290,082	1,288,332	1,192,721	1,192,281

Flagstar Bancorp, Inc.
Non-GAAP Reconciliation
(Dollars in thousands)

	For the Three Months Ended		For the Year Ended
	As Reported December 31, 2012	As Revised December 31, 2012	As Reported December 31, 2012	As Revised December 31, 2012
Pre-tax, pre-credit-cost income
Loss before tax provision	$72,423	$(88,577)	$213,731	$52,731
Pre-tax, pre-credit-cost income	170,026	9,026	842,160	681,160
Efficiency ratio (credit-adjusted)
Non-interest expense	$236,962	$397,962	$828,695	$989,695
Adjusted non-interest expense	215,721	376,721	737,346	898,346
Efficiency ratio (1)	65.9%	110.6%	62.9%	75.1%
Efficiency ratio (credit-adjusted) (1)	56.0%	97.9%	46.8%	57.0%

(1)
Ratios include expenses related to the legal reserves for pending and threatened litigation, including amounts paid in anticipation of a future settlement, of $188.5 million and $229.9 million during the three months and year ended December 31, 2012, respectively.

	As Reported December 31, 2012	As Revised December 31, 2012

Non-performing assets / Tier 1 capital + allowance for loan losses
Tier 1 capital	$1,456,841	$1,295,841
Tier 1 capital + allowance for loan losses	1,761,841	1,600,841
Non-performing assets / Tier 1 capital + allowance for loan losses	29.5%	32.5%

About Flagstar

Flagstar is a full-service financial institution offering a range of products and services to consumers, businesses, and homeowners. With $14.1 billion in total assets at December 31, 2012, Flagstar is the largest publicly held savings bank headquartered in Michigan. Flagstar originates loans nationwide and is one of the leading originators of residential first mortgage loans. For more information, please visit flagstar.com.

Non-GAAP

This press release contains both financial measures based on accounting principles generally accepted in the United States (GAAP) and non-GAAP based financial measures, which are used where management believes it to be helpful in understanding the Company's results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that are difficult to predict and could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement. Forward-looking statements contained in this press release and any information related to expectations about future events or results are based upon information available to the Company as of the date hereof. Forward-looking statements can be identified by such words as "anticipates," "intends," "plans," "seeks," "believes," "expects", "estimates," and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements made regarding the Company's current expectations, plans or forecasts of its core business drivers, credit related costs, asset quality, capital adequacy and liquidity, the implementation of the Company's business plan and growth strategies, the suspension of dividend payments on preferred stock, the deferral of interest payment on trust preferred securities, the result of improvements to the Company's servicing processes, and other similar matters. Although we believe that these forward-looking statements are based on reasonable estimates and assumptions, they are not guarantees of future performance and are subject to known and unknown risks, uncertainties, contingencies, and other factors. Accordingly, we cannot give you any assurance that our expectations will in fact occur or that actual results will not differ materially from those expressed or implied by such forward-looking statements. We caution you not to place undue reliance on any forward-looking statement and to consider all of the following uncertainties and risks, as well as those more fully discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), including, but not limited to, our Forms 10-K and 10-Q: volatile interest rates that impact, among other things, the mortgage banking business, our ability to originate loans and sell assets at a profit, prepayment speeds and our cost of funds; changes in regulatory capital requirements or an inability to achieve or maintain desired capital ratios; actions of mortgage loan purchasers, guarantors and insurers regarding repurchases and indemnity demands and uncertainty related to foreclosure procedures; uncertainty regarding pending and threatened litigation; our ability to control credit related costs and forecast the adequacy of reserves; the imposition of regulatory enforcement actions against us; our compliance with the Consent Order with the Office of the Comptroller of the Currency, which was disclosed on October 23, 2012; and the commercial loan sale may not have the projected impact or be consummated in a timely manner. Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the Company undertakes no obligation to update any such statement to reflect events or circumstances after the date on which it is made.